Exhibit 99.1

NuPathe Announces FDA Acceptance of Zelrix NDA for Filing

CONSHOHOCKEN, PA – January 10, 2011 – NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders, today announced that its New Drug Application (NDA) for Zelrix has been accepted for filing by the U.S. Food and Drug Administration (FDA). NuPathe submitted the Zelrix NDA on October 29, 2010. The Company expects to receive a Prescription Drug User Fee Act (PDUFA) date, the target date for the FDA to complete its review of the NDA, of August 29, 2011. Zelrix is the first ever submission to the FDA of a transdermal patch for the treatment of migraine.

“The FDA’s acceptance of our NDA brings us one step closer to providing an attractive treatment option to the millions of underserved migraine patients,” said Jane Hollingsworth, chief executive officer of NuPathe. “By avoiding oral administration and controlling the delivery of sumatriptan with our SmartRelief™ technology, we believe Zelrix overcomes the limitations of current migraine medications.”

About Zelrix

Zelrix is an active, single-use, transdermal sumatriptan patch in development for the treatment of migraine. Zelrix is designed to provide migraine patients fast onset and sustained relief through a tolerable, non-oral route of administration. Zelrix may provide an attractive treatment option for many migraine patients because it avoids the need for oral administration and does not depend upon gastrointestinal absorption. Many migraine patients delay or avoid treatment with oral migraine medications as a result of underlying nausea and fear of vomiting. In addition, the reduced gastric motility experienced during migraine may affect the efficacy of oral medications. Zelrix is powered by SmartRelief, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses a mild electrical current to actively transport medication through the skin using a process called iontophoresis.

About Migraine

Migraine is a neurological disorder that affects approximately 31 million adults in the U.S. In addition to a debilitating headache, most migraine patients suffer from one or more significant gastrointestinal problems, including nausea, vomiting and a compromised ability to digest, known as decreased gastric motility. The nausea and vomiting associated with a migraine makes it difficult for many patients to take oral medications, while reduced gastric motility can affect the efficacy of oral medications.

The most prescribed treatments for acute migraine in the U.S. are triptans, accounting for 94% of the 13 million prescriptions filled for acute migraine therapies for the 12 months ending November 2010. Yet, triptan-related adverse events, including chest tightness, chest heaviness, paresthesias, and panic, can lead some patients to avoid or delay treatment with triptans.

About NuPathe

NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s most advanced product candidate, Zelrix, is a single-use, transdermal sumatriptan patch being developed for the treatment of acute migraine. In addition to Zelrix, NuPathe has two proprietary product candidates in preclinical development: NP201 for the continuous symptomatic treatment of Parkinson’s disease, and NP202 for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the expected PUDFA date for the Zelrix NDA; the ability of Zelrix to overcome the limitations of current migraine medications and be an attractive treatment option for migraine patients; the potential for Zelrix to be the first FDA approved patch for migraine; and NuPathe’s plans to develop and commercialize Zelrix and its other product candidates.

Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated by the forward-looking statements contained in this press release including, among others: NuPathe’s ability to obtain marketing approval for and commercialize Zelrix; serious adverse events or other safety risks that could require NuPathe to abandon or delay development of, or preclude or limit approval of, Zelrix or its other product candidates; varying interpretations of clinical results; and the risks, uncertainties and other factors discussed in NuPathe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 under the caption “Risk Factors” and elsewhere in such report, which is available on the Company’s website at www.nupathe.com in the “Investor Relations – SEC Filings” section. As a result, you are cautioned not to place undue reliance on any forward-looking statements.

Additionally, the forward-looking statements contained in this press release are based upon management’s views as of the date of this press release. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACTS:
John Woolford
(443) 213-0506
john.woolford@westwicke.com

Keith A. Goldan
Vice President, Chief Financial Officer
NuPathe Inc.
(484) 567-0130

MEDIA CONTACTS:
Ron Schmid
NuPathe Inc.
(610) 659-3985

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